Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Announces First Quarter Results

Publisher Services Segment Posts a Solid Increase in Net Sales

and Improving Profitability

Richmond, Virginia (October 26, 2006) — Cadmus Communications Corporation (NASDAQ/GM: CDMS) today announced results for its first quarter of fiscal 2007. Net sales were $107.3 million on a consolidated basis, essentially flat with $107.2 million in last year’s first quarter. Operating income was $4.7 million, income from continuing operations was essentially at a breakeven level, and net income was $0.1 million, or $0.01 per share assuming dilution, for the first quarter of fiscal 2007, compared to operating income of $6.9 million, income from continuing operations of $2.2 million, and net income of $2.2 million, or $0.23 per share assuming dilution, in the first quarter of fiscal 2006.

Results for the first quarter of fiscal 2007 were much improved over those reported in the fourth quarter of fiscal 2006. While net sales declined 5% from the fourth quarter of fiscal 2006 to the first quarter of fiscal 2007, reflecting the seasonal softness in the months of July and August, operating income and operating income margins increased across the board from the fourth to the first quarter. Publisher Services operating income more than doubled, as both content services and print services margins were much improved. Specialty Packaging operating income also increased, as operating income margins improved by nearly 200 basis points. On a consolidated basis, adjusted operating income1 increased nearly 200% from $1.6 million in the fourth quarter of fiscal 2006 to $4.5 million in the first quarter of fiscal 2007.2

Operating highlights for the first quarter of fiscal 2007 were as follows:

•	Net sales for the Publisher Services segment increased 5% to $89.1 million from $84.7 million in the prior year first quarter;

•	Content services sales within the Publisher Services segment rose 8% and print services sales within the Publisher Services segment rose 5% compared to prior year first quarter, reflecting improving trends in new business development activity;

•	Profitability at the Lancaster site was much improved, with gross profit more than doubling from the fourth quarter of fiscal 2006. This improved profitability was driven by steady improvement in machine efficiencies and lower overtime expense and spoilage;

[1]	Refer to the portion of this release titled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.
[2]	On a GAAP basis, operating income was $4.7 million for the first quarter of fiscal 2007 which included a benefit of $0.3 million (or $0.02 per share, net of tax) from restructuring and other charges related to positive adjustments to true-up certain impairment and asset reserves, partially offset by costs to relocate equipment, contract termination and other costs which are part of the Company’s previously announced equipment replacement and consolidation plan. Operating income was $0.4 million (0.4% of net sales of $113.4 million) for the fourth quarter of fiscal 2006 which included $1.2 million of restructuring and other charges (1.1% of net sales) in connection with the equipment replacement and consolidation plan. These restructuring and other charges have been excluded from adjusted operating income for each period.

•	Specialty Packaging net sales decreased 19% to $18.2 million and operating margins declined to 8.4% from 10.8% in last year’s first quarter;

•	Total debt decreased by $8.2 million (excluding the fair market value of interest rate swap agreements) despite $5.9 million in capital expenditures primarily in connection with the equipment replacement and consolidation plan.

Bruce V. Thomas, president and chief executive officer, remarked, “We are very pleased with the progress we made this quarter. This represents an important and sizeable step forward in our recovery plan. Particularly gratifying was the broad-based improvement we saw from our Publisher Services Group. In this segment, we sustained the top-line growth we have been seeing now for the past several quarters. Most encouraging, however was the significant improvement in the profitability of this group over recent quarters. The positive operating trends at our KnowledgeWorks Global Limited subsidiary in India are positively affecting content services profitability. Much improved performance at our Lancaster site is driving better financial performance there and also permitting our other sites to return to more traditional levels of profitability. As a result, at virtually every Publisher Services site, operating performance improved as did financial performance.”

Continuing, Mr. Thomas stated, “A significant contributing factor to the improving trends in our Publisher Services Group is the much more experienced leadership team we now have in place. In addition to Peter Hanson, who leads this group, and John Miller, who heads our sales efforts, we have recently added Andy Johnson to head up our manufacturing operations. These new additions, when combined with new and expanded roles for talented executives such as John Grinnell, who heads our content services division, and Atul Goel, who leads our operations in India, are clearly and positively impacting our day to day operating performance for our customers and our financial performance for our shareholders. There is still much work to do in our recovery, but this is clearly a very encouraging start by an increasingly talented team.”

Paul K. Suijk, senior vice president and chief financial officer, commented “We also are pleased with our debt reduction for the quarter. We reduced total debt by $8.2 million, which puts us slightly ahead in terms of the expected timing of our targeted $15 million in debt reduction for the entire year. Cadmus has long been a business that generates very strong cash flows and this management team has a solid track record of reducing debt. We have invested in our business and will continue to do so. However, we also can and will continue to manage capital spending, working capital and collections in order to achieve significant debt reduction in fiscal 2007. This $8.2 million reduction represents a very positive first step in that direction.”

First Quarter Operating Results Review

Net sales for the first quarter totaled $107.3 million compared with $107.2 million last year. Specialty Packaging segment net sales were $18.2 million, a decrease of 19% from $22.6 million last year, as volume levels returned to more normal levels following an exceptionally strong first quarter in the prior year. Publisher Services segment net sales were $89.1 million, an increase of 5% from $84.7 million last year, as the Company experienced improved revenues from its content-related initiatives in all markets, continued growth in its emerging solutions offerings, and better revenue trends in its printing plants.

Adjusted operating income3 for the quarter was $4.5 million, or 4.1% of net sales in the first quarter, compared to $7.7 million, or 7.2% of net sales last year. Specialty Packaging operating income of $1.5 million, or 8.4% of net sales, was down from $2.4 million, or 10.8% of net sales primarily due to lower overall volume levels as well as increased investment in activities and initiatives in Asia.

[3]

On a GAAP basis, operating income of $4.7 million was 4.4% of net sales for the first quarter of fiscal 2007 which included a benefit of $0.3 million (or $0.02 per share, net of tax) from restructuring and other charges as discussed in note 2. Operating income of $6.9 million was 6.5% of net sales for the first quarter of fiscal 2006 which included an expense of $0.7 million (or $0.05 per share, net of tax) from restructuring and other charges related to severance expenses, costs to consolidate and reorganize facilities, and impairment of assets to be replaced, which are part of the equipment replacement and consolidation plan. These restructuring and other charges have been excluded from adjusted operating income for each period.

This segment, however, continues to benefit from higher overall international volume and efficiencies derived from new and more efficient technology and enhancements and expansions to its global capacity and work flows. Publisher Services operating income declined to $4.3 million from $6.6 million last year and operating income margins declined to 4.8% of net sales from 7.8% last year. However, operating income was, as previously discussed, much improved over the third and fourth quarters of fiscal 2006.

The adjusted loss for the first quarter totaled ($0.2) million, or ($0.02) per share, compared to adjusted income of $2.7 million, or $0.28 per share, in last year’s first quarter.4 Cash generated from operations, a refund of $2.6 million from the Internal Revenue Service related to the Mack Printing Company transaction, and the sale of the Ephrata, Pennsylvania real estate following the consolidation into the Lancaster site, offset by the $5.9 million in capital expenditures related primarily to our equipment replacement and consolidation plan resulted in a decrease in total debt of $8.2 million for the quarter, excluding the fair market value of interest rate swap agreements.

Outlook

Commenting on the Company’s outlook for fiscal 2007, Mr. Thomas stated, “We have established an aggressive recovery plan for this fiscal year – a year in which we are working to deliver Adjusted EBITDA5 in the range of $53 to $55 million. This first quarter is a big step, but only one step in that direction. If, however, we sustain solid top line growth, obtain the full benefit of the cost savings projected from our equipment replacement and consolidation plan by at least our third quarter, and continue to obtain improved operating performance at Lancaster and our other sites, that aggressive recovery plan remains achievable. We look forward to reporting on continued progress toward that goal in coming quarters.”

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company included in this release certain non-GAAP financial measures. The non-GAAP financial measures used in this release are not GAAP financial measures and should not be viewed as a substitute for any GAAP financial measure. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures tables attached).

The Company included the following non-GAAP financial measures in this release: (1) “adjusted operating income” and “adjusted operating income margin” adjusted to exclude a benefit from restructuring and other charges of $0.3 million and an expense from restructuring and other charges of $0.7 million for the three months ended September 30, 2006 and 2005, respectively, (2) “adjusted income (loss)” and “adjusted income (loss) per share” adjusted in the same manner and for the same items as adjusted operating income for the three months ended September 30, 2006 and 2005, respectively, and to exclude the gain from discontinued operations of $0.1 million for the three months ended September 30, 2006, and (3) “Adjusted EBITDA” and “Adjusted EBITDA margin” as a percent of net sales with EBITDA being defined as earnings before interest, taxes, depreciation, and amortization. The Company also excludes discontinued operations and the impact of restructuring and other charges from the computation of Adjusted EBITDA. In addition, “adjusted operating income” and “adjusted operating income margin” for the fourth quarter of fiscal 2006 were presented and restructuring and other charges of $1.2 million for the quarter ended June 30, 2006 were excluded from those results.

[4]	On a GAAP basis, net income was $0.1 million, or $0.01 per share, for the first quarter of fiscal 2007 which included an after-tax benefit of $0.2 million (or $0.02 per share) from restructuring and other charges as described in note 2 and a gain from discontinued operations of $0.1 million (or $0.01 per share) resulting from the true-up of a remaining reserve from prior discontinued operations. Net income was $2.2 million, or $0.23 per share, for the first quarter of fiscal 2006 which included an after-tax expense of $0.5 million (or $0.05 per share) from restructuring and other charges described in note 3. These restructuring and other charges and the gain from discontinued operations have been excluded from adjusted income (loss) for the relevant period.
[5]	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company also excludes discontinued operations and the impact of restructuring and other charges from the computation of Adjusted EBITDA.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure, (2) the exclusion of the impact of discontinued operations permits comparisons of continuing business operations, and (3) Adjusted EBITDA and Adjusted EBITDA margin as a percent of net sales are useful measures that (a) are used by management of the Company as one of the primary measures to evaluate operating performance, (b) provide consistent period-over-period comparisons of the Company’s operating performance by excluding the impact of investing and financing transactions, and (c) are widely used measures to calculate overall enterprise value of companies. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

With respect to Adjusted EBITDA and Adjusted EBITDA margin, other companies may calculate this measure differently, and therefore, it may not be a good basis for direct comparisons between the performance of the Company and the performance of other companies. In addition, since Adjusted EBITDA eliminates depreciation expense, this measure may not provide useful comparisons with other companies that obtain their operating assets substantially through the use of operating leases since lease costs may not be eliminated in the computation and presentation of EBITDA or Adjusted EBITDA by those companies.

“Cadmus…Serving Education, Science, Health”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational and government services markets, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment replacement and consolidation plan, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, (11) our ability to realize the tax benefits associated with certain transactions, and (12) our ability to implement and realize the expected benefits associated with our increased operations in Asia and the business opportunities available to the PeriscopeCadmus™ joint venture. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2006	2005
Net sales	$107,308	$107,217

Cost of sales	93,394	89,681
Selling and administrative expenses	9,461	9,868
Restructuring and other charges	(296)	735

	102,559	100,284

Operating income	4,749	6,933

Interest and other expenses:
Interest	4,449	3,493
Other, net	243	83

	4,692	3,576

Income from continuing operations before income taxes	57	3,357

Income tax expense	(19)	(1,171)

Income from continuing operations	38	2,186

Gain from discontinued operations, net of tax	65	—

Net income	$103	$2,186

Earnings per share, assuming dilution:
Income from continuing operations	$0.00	$0.23
Gain from discontinued operations	0.01	—

Net income	$0.01	$0.23

Weighted-average common shares outstanding, assuming dilution	9,305	9,458

Cash dividends per common share	$0.0625	$0.0625

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2006 (Unaudited)	June 30, 2006
Assets:
Cash and cash equivalents	$112	$108
Accounts receivable, net	62,494	60,962
Inventories	28,321	26,266
Other current assets	4,260	6,605
Property, plant and equipment, net	126,988	128,393
Other assets, net	141,217	142,470

Total assets	$363,392	$364,804

Liabilities and shareholders’ equity:
Current maturities of long-term debt	$1,932	$2,555
Accounts payable	38,171	36,436
Accrued expenses and other current liabilities	32,032	23,475

Total current liabilities	72,135	62,466

Total debt:
Senior bank credit facility (matures 1/28/08)	54,600	62,200
Senior subordinated notes (matures 6/15/14)	125,000	125,000
Equipment term loans	13,116	13,740

Subtotal debt before swap agreements	192,716	200,940
Fair market value of interest rate swap agreements	(537)	(1,735)

Total debt	192,179	199,205
Less current maturities of long-term debt	1,932	2,555

Total long-term debt	190,247	196,650

Other long-term liabilities	39,143	44,432
Shareholders’ equity	61,867	61,256

Total liabilities and shareholders’ equity	$363,392	$364,804

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2006	2005
Net sales:
Publisher Services	$89,118	$84,660
Specialty Packaging	18,190	22,557

Total net sales	$107,308	$107,217

Operating income:
Publisher Services	$4,278	$6,643
Specialty Packaging	1,521	2,433
Unallocated/other	(1,346)	(1,408)
Restructuring and other charges	296	(735)

Total operating income	$4,749	$6,933

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended September 30,
	2006		2005
Capital expenditures	$5,915		$8,614

Operating income, as reported	$4,749	4.4%	$6,933	6.5%
Restructuring and other charges (A)	(296)	(0.3)%	735	0.7

Adjusted operating income	$4,453	4.1%	$7,668	7.2%

Income (loss) per share, assuming dilution:
Net income, as reported	$0.01		$0.23
Discontinued operations, net of tax	(0.01)		—
Restructuring and other charges, net of tax (A)	(0.02)		0.05

Adjusted income (loss) per share, assuming dilution	$(0.02)		$0.28

Net income, as reported	$103	0.1%	$2,186	2.0%
Discontinued operations, net of tax	(65)	(0.1)%	—	—
Income tax expense	19	—	1,171	1.1
Interest	4,449	4.2%	3,493	3.3
Depreciation	4,683	4.4%	4,527	4.2
Amortization	255	0.2%	209	0.2
Restructuring and other charges (A)	(296)	(0.3)%	735	0.7

Adjusted EBITDA(B)	$9,148	8.5%	$12,321	11.5%

Margin percentages reflect percentage of net sales.

(A)	Restructuring and other charges, net of tax, were a benefit of $0.2 million, or $0.02 per share, and an expense of ($0.5) million, or ($0.05) per share, for the three months ended September 30, 2006 and 2005, respectively.
(B)	EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. The Company also excludes discontinued operations and the impact of restructuring and other charges from the computation of Adjusted EBITDA.